                                                                   EXHIBIT 10.37

                    [LETTERHEAD OF PAN AMERICAN BANK, FSB]


May 7, 1996


Mr. Ray C. Thousand
30 Bridge Port Road
Newport Beach, CA 92657

     Re:   Employment Agreement

Dear Mr. Thousand:

This letter agreement and attachments hereto, (collectively the "Agreement") set forth the terms and conditions of your employment with Pan American Bank, FSB (the "Bank"). By signing this Agreement, you will be agreeing to these terms. It is important that you understand clearly both what your benefits are and what is expected of you by the Bank. The effective date of this Agreement (the "Effective Date") shall be as of December 7, 1995.

1. Term. This Agreement shall have a term of three (3) years, commencing as of the Effective Date (the "Term"). Where used herein, "Term" shall refer to the entire period of your employment by the Bank from and after the Effective Date, whether for the period provided above or as extended or terminated earlier as hereinafter provided.

2. Duties. You initially shall hold the office of President of the Bank's Automobile Finance Division. During the Term thereof and subject to obtaining necessary corporate and regulatory approvals, the Bank may determine to spin off the business conducted by the Automobile Finance Division into a newly organized subsidiary corporation, in which case you would hold the office of President of the new subsidiary. In either capacity, you shall perform the duties customarily performed by individuals holding a similar title with other financial institutions or as otherwise may be agreed upon by the Bank and you from time to time. During the Term hereof, you shall perform the services herein contemplated faithfully, diligently and to the best of your ability in compliance with instructions and policies of the Bank's senior management, the Board of Directors, the Bank's Federal Charter and Bylaws and with all applicable laws and regulations.

3.     Compensation.

       a) Base Salary. For your service rendered to the Bank or any subsidiary corporation hereunder, during the Term hereof, the Bank shall pay or cause to be paid a base salary to you at the rate of One Hundred Thirty Five Thousand Dollars ($135,000) per annum, payable in conformity with the Bank's normal payroll periods and procedures.

Ray C. Thousand
May 7, 1996
Page 2

    b) Bonus. In addition to the base salary provided for under Section 3(a) above, you shall be entitled to annual bonus compensation in accordance with the incentive compensation formula set forth in Exhibit A to this Agreement. Among other things, the incentive compensation formula establishes certain performance criteria and sales objectives by which the amount of your bonus compensation, if any, is to be determined.

    c) Automobile Allowance. The Bank shall provide you during the Term of this Agreement with an automobile allowance of Two Hundred Dollars ($200) per month.

    d)  Options. See Exhibit B.

4. OTHER BENEFITS. During the Term hereof and unless otherwise agreed to by the Bank and you:

    a) Vacation. You shall be entitled to a total of three (3) weeks paid vacation, the amount and term of which shall be determined in accordance with the policies of the Bank as in effect from time to time.

    b) Group Medical, Life Insurance and Other Benefits. You will be eligible for the medical, dental, vision, life insurance and long-term disability plans that are generally applicable to your employment classification. You will be issued summary plan descriptions regarding the Bank's benefit plans when you become a participant in those plans.

5. BUSINESS EXPENSES. You shall be entitled to reimbursement by the Bank for any and all ordinary and necessary business expenses reasonably incurred by you in the performance of your duties and in acting for the Bank during the Term of this Agreement, provided that you furnish to the Bank adequate records and other documentation as may be required for the substantiation of such expenditures as a business expense of the Bank.

6. PRIOR EMPLOYMENT. You and the Bank acknowledge and agree that you were previously employed by one or more other financial institutions in capacities similar to the capacities proposed herein. In connection with any such prior employment, you hereby represent and warrant to the Bank as follows:

    a) No Breach of Prior Agreement. Your execution and delivery of this Agreement and your performance of the obligations contemplated hereunder will not result in a breach of any prior employment agreement, whether written or oral, that you may have entered into with any former employer or other third party.

    b) No Use of Confidential or Proprietary Information. While in the employ of the Bank, whether pursuant to this Agreement or otherwise, you will not make use of any information, manuals, documents, files, reports, studies or other materials that may have been used and/or developed while you were in the employ of any prior employer(s), which information and/or materials are or may be deemed of a confidential or proprietary nature by such other prior employer(s).

Ray C. Thousand
May 7, 1996
Page 3

          You further acknowledge and agree that any violation by you of this
          Section 6 shall constitute grounds for termination of your employment hereunder and that you may be held liable by the Bank for any losses or damages suffered by the Bank as a result of any such violation.

7.   Termination.

     a) Termination for Cause. The Board may for cause terminate your employment at any time during the Term of this Agreement. In such event, all of your rights under this Agreement shall terminate and you shall have no right to receive compensation, and other benefits shall cease for any period after the effective date of such termination for cause. Bonus compensation unpaid shall be forfeited. Termination for cause shall be defined as your personal dishonesty, willful misconduct, breach of fiduciary or duty of loyalty, continuing intentional or habitual failure to perform stated duties, violation of any law (other than minor traffic violations or similar misdemeanor offenses), rule or regulation adopted by the Office of Thrift Supervision, Federal Deposit Insurance Corporation or other regulatory agency with jurisdiction over the Bank, any judgment, ruling or decree by any court of competent jurisdiction or administrative body that precludes or impairs your ability to perform the services contemplated by this Agreement or any material breach by you of any provision of this Agreement.

     b) Termination Without Cause. The Bank may terminate your employment without cause at any time during the Term of this Agreement. In the event that the Bank terminates your employment without cause, you shall be entitled to receive as severance compensation an amount as provided in Exhibit C. The severance payment under this Section 7(b) shall be provided in a lump sum or, at your election, in equal monthly installments for a period not to exceed six (6) months from the date of termination. This payment shall be in lieu of any and all other compensation due under the agreement unless previously vested or earned, except the amount of any bonus compensation payable to you under Section 3(b) hereof, shall be prorated through the date of termination.

     c) Failure to Meet Performance Objectives. In the event that you fail to achieve at least the performance objectives set forth in Exhibit D to this Agreement within any applicable measuring period, the Bank may terminate your employment under this Agreement. In such event (and provided that your employment is not otherwise terminated for cause as provided under Section 7(a)), you shall be entitled to receive as severance compensation an amount equal to fifteen percent (15%) of the remaining base salary to be provided to you under Section 3(a) hereunder from the date of termination until the end of the Term. The severance payment under this Section 7(c) shall be provided in a lump sum or, at your election, in equal monthly installments for a period not to exceed six (6) months from the date of termination. This payment shall be in lieu of any and all other payments due under the contract including bonus compensation.

Ray C. Thousand
May 7, 1996
Page 4

    d) Compliance with Law and Regulation. You and the Bank expressly acknowledge and agree that any payments made to you pursuant to this Agreement or otherwise are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

    e) Suspension and Removal Orders. If you are suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818 (e)(3) and (g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceeding. If the charges in the notice are dismissed, the Bank may in its discretion: (I) pay you all or part of the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If you are removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

    f) Termination by Default. If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Action (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected.

    g) Supervisory Assistance or Merger. All obligations under this Agreement shall be terminated, except to the extent that it is determined that continuation of the Agreement is necessary for the continued operation of the Bank: (I) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in
        Section 13(c) of the Federal Deposit Insurance Act (12 U.S.C. Section 1823(c)); or (ii) by the Director or his or her designee, at the time that the Director or his or her designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is in an unsafe or unsound condition. All rights of the parties that have already vested, however, shall not be affected by such action.

    h) Disability. In the event that you shall fail, because of illness, incapacity or injury, to render the services contemplated by this Agreement for three (3) consecutive calendar months, or for shorter periods aggregating four (4) months in any twelve (12) month period, your employment hereunder may be terminated by written notice from the Bank to you. In the event that your employment is terminated under this
        Section 7(h), you shall receive the difference between any disability payments provided through insurance plans offered by the Bank, if any, provided you have enrolled in such plans and paid the cost thereof, and your base salary as set forth in Section 3(a) hereof, for six months after notice from the Bank, plus the amount of any bonus compensation payable to you under
        Section 3(b) hereof, prorated through the date of termination. Such termination shall not affect any rights which you may have pursuant to any insurance or other death benefit, or any stock option plans or options thereunder, which rights shall continue to be governed by the provisions of such plans and arrangements.

  i) Death. If your employment is terminated by reason of your death, this Agreement shall terminate without further obligations of the Bank to you (or your heirs or legal representatives) under this Agreement, other than for payment of (i) your base salary (as set forth in Section 3(a) hereof) through the date of termination; (ii) the amount of any bonus compensation payable to you under Section 3(b) above, prorated through the date of termination; (iii) any compensation previously deferred by you; (iv) any accrued vacation and/or sick leave pay; and (v) any amounts due pursuant to the terms of any applicable welfare benefit plan. All of the foregoing amounts shall be paid to your estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days after the date of termination or earlier as required by applicable law.
8. Disclosure or Use of the Bank's Trade Secrets. During the Term hereof, you will have access to and become acquainted with what you and the Bank acknowledge are trade secrets of the Bank. You shall not use or disclose any trade secrets or, directly or indirectly, cause them to be used or disclosed in any manner, except as may be required or requested by the Bank, by court order or under applicable law or regulation. This paragraph shall survive the termination of this agreement.

9. Return of Documents. You expressly agree that all manuals, documents, files, reports, studies or other materials used and/or developed by you for the Bank during the Term of this Agreement or prior thereto while you were employed by the Bank are solely the property of the Bank, and that you have no right, title or interest therein. Upon termination of this Agreement, you or your representative shall promptly deliver possession of all such materials (including any copies thereof) to the Bank.

10. Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, or sent by United States mail, certified or registered, with return receipt requested, if to you, addressed to you at your last residence address as shown in the records of the Bank, and if to the Bank, addressed to the President of the Bank at the Bank's principal office.

11. Governing Law and Jurisdiction. This Agreement shall be goverened by and interpreted in accordance with the laws of the State of California. Each of the parties hereto consents to the jurisdiction of the California state or federal courts, as the case may be, for the enforcement of this Agreement and matters pertaining to the transactions and activities contemplated hereby.

12. Attorney's Fees. In the event that a dispute arises with respect to this Agreement, or your employment or severance of your employment from the Bank, the prevailing party in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorney's fees, incurred in connection with such dispute.

Ray C. Thousand
May 7, 1996
Page 6

13. BENEFIT OF AGREEMENT. This Agreement shall be binding upon and shall ensure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that you may not assign any interest in this Agreement without the prior written consent of the Bank.

14. CAPTIONS. Captions and paragraph heading used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

15. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to your employment by the Bank, and it expressly supersedes any and all other agreements, either oral or written, relating thereto.

16. SEVERABILITY. Should any provision of this Agreement for any reason be declared invalid, void or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with such invalid, void or unenforceable provisions eliminated; provided, however, that the remaining provisions still reflect the intent of the parties to this Agreement.

17. AMENDMENTS. This Agreement may not be amended or modified except by a written agreement signed by you and the President of the Bank. This Agreement and any amendment thereof may be executed in counterparts.

     We look forward to your continued association with the Bank. In order to confirm your agreement with and acceptance of the terms and conditions set forth above, please sign and date one copy of this Agreement where indicated below and return it to the Bank's Human Resources Department. The other copy is for your records. If there is any matter in this Agreement that you wish to discuss further, please do not hesitate to contact me.

Very truly yours,

/s/ Lawrence J. Grill

Lawrence J. Grill
President and
Chief Executive Officer

I agree to the terms of employment set forth in this Agreement subject to approval of the Pan American Bank Board of Directors.


/s/ RAY C. THOUSAND                     5/14/96
--------------------------         -----------------
Employee                           Date

                                   EXHIBIT A
                              BONUS CALCULATIONS

GOALS
-----

                                                         December 31
                                        ----------------------------------------
                                              1996          1997          1998
                                        ----------------------------------------
Volume for a month                      $1,500,000    $4,000,000    $7,000,000
Pre-Tax Profit                          $ (529,000)   $1,235,000    $5,283,000
Delinquency (30+ Contractual)                  4.0%         4.0%          4.0%
Net Charge-off                                 3.5%         3.5%          3.5%

These goals assume a cost of funds not to exceed prime +2 based on Wall Street Journal prime, $1,000,000 in equity capital, and no corporate overhead allocation.

BONUS
-----

Bonus will be calculated as follows:

YEAR 1
------

25% of base salary if all goals are met.

YEAR 2
------

25% of base salary if pre-tax profit of $750,000 is achieved and all other goals essentially met.
50% of base salary if pre-tax profit of $1,000,000 is achieved and all other goals essentially met.
75% of base salary if pre-tax profit of $1,235,000 is achieved and all other goals essentially met.
100% of base salary if pre-tax profit of $1,500,000 is achieved and all other goals essentially met.

YEAR 3
------

25% of base salary if pre-tax profit of $3,000,000 is achieved and all other goals essentially met.
50% of base salary if pre-tax profit of $3,750,000 is achieved and all other goals essentially met.
75% of base salary if pre-tax profit of $4,500,000 is achieved and all other goals essentially met.
100% of base salary if pre-tax profit of $5,283,000 is achieved and all other goals essentially met.

"Pre-tax profit" shall be based upon the amount reflected in the Bank's internal financial statements without any allocation for Bank Corporate overhead, but including Cost of Funds charged by the Bank at prime +2.

Attainment of goals/bonus assumes that there are no material changes in policy by the Bank that might materially affect or limit the Auto Finance Division Business Plan. If any material changes in policy by the Bank, then goals and bonus calculation will be adjusted accordingly upon mutual agreement of the parties.

Employee must be on the payroll at the end of the calendar year to be eligible for payment of a bonus regardless of length of service or reason for termination or resignation unless provided for specifically in the Employment Agreement. If the Employee is discharged by the Company for "Willful Misconduct" or any other reasons set forth in paragraph 7(a) of the Employment Agreement, any right of the Employee to a bonus shall be forfeited even if the employee is on the payroll at the end of the calendar year.

Bonus payments will be made within 60 days after the end of the calendar year allowing for the review of the results of operations.

                                   EXHIBIT B
                                    Options

Options are to be granted totaling 7.5% of the Bank's Auto Finance Subsidiary (during the term of this agreement the Auto Finance Division will be spun off into a newly organized subsidiary corporation the current name of which is anticipated to be United Auto Credit Corporation). By mutual agreement with agreement not unreasonably withheld, "phantom stock plan" can be substituted for an Option Plan provided it provides equivalent financial compensation and rights as on Option Plan.

The exercise price of the options will be calculated at the end of each fiscal year as follows:

Contributed Capital for each month will be defined as the additional capital (over and above the Cumulative Capital Account at the end of the previous month) needed in order to maintain a 5 to 1 debt to equity ratio at the end of such month.

Adjusted Shareholder's Equity is defined as the sum of (i) Initial Capital plus
(ii) Contributed Capital plus (iii) Retained Earnings.

Liquidity event is either an Initial Public Offering or a sale of the auto subsidiary.

Threshold Capital is defined as the sum of all Contributed Capital compounded at a 30% per annum less the loan rate charged to the time it is computed.

1. The shares vested on each year will have an exercise price equal to the Adjusted Shareholders' Equity at such time. (B)

2. The options will vest 20% per year based on attainment of 85% of net pre-tax profit goal (except for year 1) for the Division or Subsidiary.

3. The shares could be exercised at a liquidity event only if the Bank or its holding company receives consideration equal to or greater than the Threshold Capital for the cumulative Contributed Capital at such time.



Calendar     Percentage of Total Option     85% of Pre-tax Profit Goal, except for year one
--------     --------------------------     ---------------------------------------------------
YEAR 1                 20%                  Start 3 Branches, generate $1.5 million in monthly
1996                                        volume by calendar year-end

YEAR 2                 20%                  $ 1,050,000
1997

YEAR 3                 20%                  $ 4,500,000
1998

YEAR 4                 20%                  $ 8,000,000 (A)
1999

YEAR 5                 20%                  $12,000,000 (A)
2000

(A) If pre-tax profit growth not attained then the goal will be adjusted to achieving a 5% ROA.
(B) If growth is faster than Plan, the Plan Adjusted Shareholder Equity as set forth in Schedule 1 to this Exhibit B will be the maximum exercise price.

The "pre-tax profit goal" assumes a cost of funds equivalent prime rate plus 200 basis points (as provided in the business plan 8.5%+2%=10.5%), an initial equivalent capitalization of $1,000,000 and no corporate overhead allocation from the Bank. Should any year's goal not be met, the option amount for that year will carry over to the next year. If the goal is met in the succeeding year (including the cumulative profit goal for the previous year(s)), then the previously unearned option(s) amount will vest. Unearned option(s) amounts will carry over for five years and to the extent not vested will terminate and therefore be null and void.

Should the Bank sell the Auto Finance Subsidiary to any other unaffiliated entity, all options will immediately vest or in the case of a "phantom stock plan" the equivalent will be provided for. If the Auto Finance Subsidiary is transferred within the affiliated structure, the obligation and benefits of the option or "phantom stock plan" shall continue in full force or effect.

Attainment of goals/bonus assumes that there are no material changes in policy by the Bank that might materially affect or limit the Auto Finance Division Business Plan. If any material changes in policy by the Bank then goals and bonus calculation will be adjusted accordingly, upon mutual agreement of the parties.

The terms and conditions for Options or "phantom stock plan" will be more fully set forth in a Plan Document or the equivalent thereof to be finalized September 30, 1996.

The sale of shares acquired through exercise of options shall be subject to a shareholders' agreement giving the Bank first right refusal.

                                  Schedule 1


                              Summary Financials
                              ------------------

                                        1996    1997    1998     1999     2000
                                       ------  ------  ------  -------  -------

Net Income                               (317)    741   3,170    6,160    9,286

Net Loans                              10,266  38,555  75,637  119,248  166,918
Total Assets                           10,177  37,675  73,727  116,237  162,703

Beginning Shareholders Equity           1,000     683   1,424    4,594   10,754
Retained Earnings                        (317)    741   3,170    6,160    9,286
Shareholders Equity/(1)/                  683   1,424   4,594   10,754   20,040

Prev. Contributed Capital                   -   1,370   6,287   10,533   13,096
Capital Contributed in period/(2)/      1,370   4,917   4,246    2,562      248
Adj. Shareholders Equity                2,053   7,711  15,127   23,850   33,384

Loans/Adj. Shareholders Equity           5.0x    5.0x    5.0x     5.0x     5.0x
Cumulative Capital Contributed          2,370   7,287  11,533   14,096   14,344


                                            1       2       3        4        5
                                     ------------------------------------------
Hurdle Rate  30.0%                      2,370   2,832   3,385    4,045    4,833
Loan Rate    10.5%                              4,917   5,876    7,021    8,390
Extra Yield  19.5%                                      4,246    5,074    6,064
                                                                 2,562    3,062
                                                                            248

Threshold Capital/(3)/                  2,370   7,749  13,507   18,703   22,598

/(1)/ Per management projections
/(2)/ For illustrations purposes the Contributed Capital is computed at year end versus monthly as agreed
/(3)/ Threshold Capital at the end of period if liquidity event occurs

                                   EXHIBIT C
                            Severance Compensation
                        Upon Termination Without Cause
                               Pursuant to 7(b)

If termination occurs during the first two years of the term of this contract the payment shall be equal to twelve (12) months salary at the then current base salary.

If termination occurs in the third year, the amount paid shall be the actual amount of total months base salary remaining to be paid to the end of the term of the contract.

                                   EXHIBIT D

             TERMINATION - FAILURE TO MEET PERFORMANCE OBJECTIVES
                               PURSUANT TO 7(c)

If Monthly Delinquencies in any year (30+ days past due) and Net Charge-Offs = 15+% - no termination payment.

Failure to meet any 2 of 4 objectives in any year will constitute Failure to Meet Performance Objective:


1st Year      Monthly Volume          less than     $1 million gross in December 1996
              Profit                  less than     ($700,000 Loss) pretax
              Delinquency (30 days+)  greater than  6%
              Net % of Charge-Offs    greater than  4%

2nd Year      Monthly Volume          less than     $2 million gross in December 1997
              Profit                  less than     $600,000
              Delinquency (30 days+)  greater than  7%
              Net % of Charge-Offs    greater than  5%

3rd Year      Monthly Volume          less than     $3.5 million gross in December 1998
              Profit                  less than     $2.5 million
              Delinquency (30 days+)  greater than  7%
              Net % of Charge-Offs    greater than  6%